MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is effective as of June 20, 2008, by and among Avantair, Inc., a Delaware corporation, with offices located at 4311 General Howard Drive, Clearwater, FL 33762 (“Seller”), Share 100 Holding Co., LLC , a Delaware limited liability company, with offices currently located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (the “Company”), and Executive AirShare Corporation, a Kansas corporation, with offices located at 150 Richards Road, Suite 103, Kansas City, MO 64116 (“Purchaser”). Seller, Company and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS:

WHEREAS, Seller is currently the sole member of the Company and therefore owns one hundred percent (100%) of the membership interests of the Company;

WHEREAS, concurrent with the Closing, Seller and Purchaser will cause the current operating agreement of the Company to be amended and restated in accordance with the terms and conditions herein (the “Restated Operating Agreement”), which shall supersede any and all prior Operating Agreements and shall provide for two separate classes of membership interests in the Company, a Class A membership interest (the “Class A Interest”) and a Class B membership interest (the “Class B Interest”);

WHEREAS, subject to and in accordance with the terms and conditions hereof, Purchaser desires to acquire from Seller the entire Class A Interest, and Seller desires to sell, transfer and assign to Purchaser the entire Class A Interest; and

WHEREAS, as a result of the Closing of the transactions contemplated hereby, Purchaser will become the sole record and beneficial owner of the Class A Interest, and Seller will remain the sole record and beneficial owner of the Class B Interest.

NOW THEREFORE, in consideration of the foregoing, the terms, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Agreement” means this Membership Interest Purchase Agreement.

“Assignment Document” means that certain Purchase Agreement VAE-180V/2006 executed between the Seller and the Company, dated June 20, 2008, and acknowledged and consented to by Embraer in the form of that certain Consent and Agreement attached thereto as Annex I, dated June 20, 2008, pursuant to which, among other things, all of Seller’s right, title and interest in, to and under each of the APA and the LOA were be assigned, transferred and conveyed over to the Company. A copy of the Assignment Document is attached hereto as Exhibit B.

“Class A Interest” has the meaning set forth in the Recitals.

“Class B Interest” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Embraer” means Empresa Brasilleira de Aeronautica, S.A.

“Embraer Consent” means the written Consent and Agreement of Embraer to the assignment of all of Seller’s right, title and interest in, to and under the APA and the LOA to the Company pursuant to the Assignment Document, which Embraer Consent is attached to and contained within the Assignment Document.

“Embraer Contracts” means the Embraer Consent, the Assignment Document, and that certain Embraer Phenom 100 Purchase Agreement VAE-180V/2006, dated September 29, 2006, by and between Seller and Embraer, as the same has been amended, supplemented or otherwise modified by Amendment 1 to Purchase Agreement VAE-180V/2006, dated June 20, 2008 (the “APA”), and that related Letter of Agreement VAE-181V/2006, between Embraer and Seller, dated September 29, 2006 (the “LOA”), as the same has been amended, supplemented or otherwise modified by Amendment 1 to Letter of Agreement VAE-181V/2006, dated June 20, 2008.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, county, province, municipality, locality or other government or political subdivision thereof, any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority, or any arbitrator.

“Law” means any statute, law, ordinance, rule, regulation, mandate, order, writ, injunction, judgment, decree, ruling, charge, or other requirement of, or any agreement with, any Governmental Authority.

“Liens” means all judgments, pledges, interests, rights of first refusal or first offer, mortgages, indentures, claims, liens, security interests and other encumbrances of every kind and nature.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, or any Governmental Authority.

“Purchase Documents” means, collectively, each and every agreement, document, certificate or instrument to be executed by Purchaser pursuant to or in connection with this Agreement.

“Restated Operating Agreement” has the meaning set forth in the Recitals.

“Restrictions” means, except as set forth in the Company’s Certificate of Formation or Restated Operating Agreement, all of the following with respect to the membership interests of the Company: options, proxies, voting trusts, voting agreements, member agreements, preemptive rights, rights of first refusal or offer, transfer restrictions and similar rights or restrictions (other than those imposed by applicable Law).

“Seller Documents” means, collectively, each and every agreement, document, certificate or instrument to be executed by Seller and/or the Company pursuant to or in connection with this Agreement.

“Taxes” means any federal, state, local and foreign income (including but not limited to those assessed on capital gain), payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, ad valorem, gross receipts, employment, payroll, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value-added, alternative or add-on minimum, estimated, capital stock and franchise and other tax of any kind whatsoever, including customs, conveyance fees, duties or other governmental fees and like assessments or charges of whatever kind, and all interest and penalties thereon, whether or not disputed.

ARTICLE II
SALE OF CLASS A
INTEREST; CLOSING

2.1 Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, the Class A Interest, free and clear of any and all Liens and Restrictions.

2.2  Purchase Price. The aggregate purchase price for the acquisition of the Class A Interest hereunder by Purchaser shall be Five Hundred Twenty Thousand Dollars ($520,000.00) (the “Purchase Price”), which shall be paid by Purchaser as follows: (a) Three Hundred Thousand Dollars ($300,000.00) shall be paid to Aero Records & Title in Oklahoma City, Oklahoma, as escrow agent (the “Escrow Agent”) upon the Parties’ execution of this Agreement as a refundable deposit (the “Deposit”), to be applied to the payment of the Purchase Price at Closing, and (b) the balance of Two Hundred Twenty Thousand Dollars ($220,000.00) shall be paid directly to the Seller at Closing (subject to the conditions herein) by wire transfer of immediately available funds to an account designated by Seller.

2.3 Capital Contribution. Concurrent with Closing, and subject to the conditions to Closing as set forth herein, Purchaser shall make an initial contribution to the capital of the Company of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000.00) (the “Purchaser Initial Capital Contribution”), which funds shall then be immediately thereafter distributed to the Class B Member as a dividend, in each case in accordance with the terms and conditions of the Restated Operating Agreement.

2.4 Closing. The closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable but in no event later than the third business day following the satisfaction or waiver of all conditions set forth in Article VII (other than the conditions with respect to actions the Parties will take at the Closing itself), or on such other date and time as shall be mutually upon by the Parties, subject, however, to the provisions of Article IX (the “Closing Date”).

2.5 Deliveries and Proceedings at Closing. At the Closing, the Parties shall deliver the documents set forth below, each of which shall be considered a condition precedent to Closing and the obligations of each other Party hereto. All documents which any Party shall deliver to the others shall be in form and substance reasonably satisfactory to the other Parties and their counsel.

(a)  Deliveries of Seller. Seller and Company shall deliver to Purchaser:

(i) a certificate of good standing for each of Seller and the Company issued within five (5) days of the Closing Date by the Secretary of State of Delaware;

(ii) a true, accurate and complete copy of (A) the Restated Operating Agreement, executed by Seller, and which shall be consistent with the terms and conditions set forth in Exhibit A and otherwise in form and substance mutually agreed to between Seller and Purchaser, and (B) each other Seller Document, in each case duly executed by Seller and/or the Company, as the case may be;

(iii) a true, accurate and complete copy of the fully executed Assignment Document, including the Embraer Consent, together with a true, accurate and complete original copy of each of the other Embraer Contracts;

(iv) all consents, assignments, authorizations and approvals necessary for Seller and the Company to consummate in full the transactions contemplated by this Agreement, each duly executed and in a form reasonably satisfactory to Purchaser;

(v) a certificate of a duly authorized officer of Seller certifying as true and correct the following: (A) the incumbency and specimen signature of each officer of Seller and Company executing this Agreement or any Seller Document; (B) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller and/or the Company, as the case may be, of this Agreement, the Restated Operating Agreement, the Embraer Consent, the Assignment Document, the other Seller Documents, and all transactions contemplated hereby and thereby, and (C) a copy of the resolutions of the Manager and sole member of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Restated Operating Agreement, the Seller Documents to which the Company is or will be a party, and all transactions contemplated hereby and thereby; and

(vi) all other documents required to be delivered by Seller or the Company to Purchaser at or prior to the Closing pursuant to the terms of this Agreement or as Purchaser may otherwise reasonably request.

(b)  Deliveries of Purchaser. Purchaser shall deliver to Seller and the Company, as applicable:

(i) a certificate of good standing for Purchaser issued within five (5) days of the Closing Date by the Secretary of State of Kansas;

(ii) the Purchase Price and the Purchaser Initial Capital Contribution in accordance with Section 2.2 and Section 2.3 hereof;

(iii) a true, accurate and complete copy of (A) the Restated Operating Agreement, executed by Purchaser, which shall be consistent with the terms and conditions set forth in Exhibit A and otherwise in form and substance mutually agreed to between Seller and Purchaser, and (B) each other Purchaser Document, in each case duly executed by Purchaser;

(iv) a certificate of a duly authorized officer of Purchaser certifying as true and correct the following: (A) the incumbency and specimen signature of each officer of Purchaser executing this Agreement or any Purchaser Document; and (B) a copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement, the Restated Operating Agreement, the Purchase Documents, and all transactions contemplated hereby and thereby;

(v) all consents, assignments, authorizations and approvals necessary for Purchaser to consummate in full the transactions contemplated by this Agreement, each duly executed and in a form reasonably satisfactory to Seller ; and

(vi) all other documents required to be delivered by Purchaser to Seller at or prior to the Closing pursuant to the terms of this Agreement or as Seller may otherwise reasonably request.

ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF SELLER AND THE COMPANY

Seller and the Company hereby jointly and severally represent and warrant to Purchaser as of the date hereof and as of the Closing as follows:

3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as and where presently conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as and where presently conducted. Seller and the Company are each qualified or licensed to do business and in good standing in each jurisdiction where required.

3.2 Authorization and Enforceability. Seller and the Company have the full power and authority to make, execute, deliver and perform this Agreement, the Embraer Contracts, the Seller Documents and the Restated Operating Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Seller Documents and the Restated Operating Agreement, and the consummation of the transactions contemplated hereby and thereby, by Seller and the Company have been duly authorized, duly executed and delivered by Seller and the Company, and this Agreement, the Seller Documents and the Restated Operating Agreement constitute legal, valid and binding obligations of Seller and/or the Company, as the case may be, enforceable against them in accordance with their terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.3 No Violation. The execution, delivery and performance of this Agreement, the Seller Documents, the Embraer Contracts and the Restated Operating Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a default under (a) any of the organizational documents of Seller or the Company, (b) any resolution of the governing body or equity holders of either Seller or the Company, (c) any right or interest in favor of any other Person, (d) any agreement, contract, instrument, commitment or understanding to which Seller and/or the Company is a party or by which any of their assets may be bound or affected, (e) any judgment, decree or order of any court, arbiter, or Governmental Authority, or (f) any applicable Law.

3.4 Consents. Except for the Embraer Consent and any filings the Seller is required to make with the Securities and Exchange Commission, no consent, approval or authorization of, registration or filing with, or notice to, any Person is required by Seller or the Company in connection with (a) the execution and delivery of this Agreement, the Embraer Contracts, the Seller Documents or the Restated Operating Agreement, or (b) the consummation and performance by Seller and the Company of the transactions contemplated hereby or thereby.

3.5 Title; Liens. Prior to and at the Closing and the due execution of the Restated Operating Agreement, Seller had and will have good and marketable title to the entire membership interest in Company, free and clear of all Liens and Restrictions. As of the Closing, Purchaser will acquire good and marketable title to the Class A Interest, free and clear of any and all Liens and Restrictions. The Company has good and valid title to all of its property and assets, free and clear of all Liens, and none of the Company property or assets are owned by or shared with any other Person.

3.6 Capitalization. At all times prior to the Closing and the due execution of the Restated Operating Agreement, Seller was the sole member of the Company and thus the sole record and beneficial owner of the entire membership interest of the Company. As of the Closing and following the due execution of the Restated Operating Agreement (a) Purchaser will become the sole Class A member of the Company and thus the sole record and beneficial owner of the entire Class A Interest, and (b) Seller will become the sole Class B member of the Company and thus the sole record and beneficial owner of the entire Class B Interest. As of the Closing and following the due execution of the Restated Operating Agreement, the only authorized and issued membership interests in the Company are the Class A Interest and the Class B Interest, and all of the issued and outstanding membership interests of the Company have been validly issued, fully paid and nonassessable. There are no other securities of the Company of any kind authorized, issued or outstanding, and, except as may be set forth in the Restated Operating Agreement, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), rights of first refusal, calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued membership interests, securities or equity interests of the Company. The Company has not granted or agreed to grant any registration rights regarding any of the membership interests, securities or equity interests of the Company to any Person. The Company does not hold or beneficially own any direct or indirect equity interests or other securities in any Person, or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments regarding any such equity interests or other securities.

3.7 Assets; Liabilities. The only property interests of, or assets owned by, the Company are the Embraer Contracts (including credit for any deposits made by Seller pursuant to such Embraer Contracts), any intellectual property rights associated with the Company’s name, and any cash held by the Company as a result of the capital contributions of its members. The only liabilities of the Company are the payment and/or performance obligations of the Company expressly set forth in the Embraer Contracts and in the Restated Operating Agreement. For purposes of clarity, the Company has not incurred any indebtedness for borrowed money, nor has Seller or Company taken any action or failed to take any action which has subjected the Company or will subject the Company to any foreign, federal, state or local tax liabilities (except for any contingent tax liabilities which may arise with respect to the purchase and delivery of the aircraft pursuant to the terms of the APA and LOA, and except for immaterial tax liabilities, if any, arising out of the formation of the Company).

3.8 Embraer Contracts.

(a)  As of the Closing, and other than the Restated Operating Agreement, the only agreements or contracts to which the Company will be a party, or by which any of its property or assets may be bound or affected, will be the Embraer Contracts.

(b) Each Embraer Contract has been or will be assigned by Seller to the Company at or prior to the Closing pursuant to the Embraer Consent and the Assignment Document, and in connection therewith, each such Embraer Contract will become a valid, binding and enforceable obligation of the Company in accordance with its terms, except as enforceability may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(c)  The Embraer Consent and the Assignment Document will have the effect of assigning or having assigned in full all of Seller’s right, title and interest in, to and under each and every other Embraer Contract to the Company, and the Seller and the Company have the full power and authority to make, execute, deliver and perform the Embraer Consent and Assignment Document. The Embraer Consent and the Assignment Document each constitute a legal, valid and binding obligation of the Seller and the Company, enforceable against them in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(c) With respect to each Embraer Contract, there exists no default or event of default or breach by the Seller or the Company or, to the knowledge of Seller, Embraer, or event, occurrence or condition that, with the giving of notice or the lapse of time, would give rise to a default or event of default by the Seller or the Company or, to the knowledge of Seller, Embraer. With respect to each such Embraer Contract, (i) the consummation of the transactions contemplated hereby will not result in a breach of or default under such Embraer Contract, or otherwise cause such Embraer Contract to cease to be legal, valid, binding, enforceable and in full force and effect; and (ii) neither the Company nor Seller has received notice of the intention of any party to such Embraer Contract to cancel, terminate or renegotiate such Embraer Contract, except as contemplated hereby.

(d) Seller has provided or made available to Purchaser a true and correct copy of each Embraer Contract, in each case together with all amendments, waivers or other changes thereto.

3.9 Organizational Documents. True and complete copies of the Company’s Certificate of Formation and all amendments thereto, the current operating agreement of the Company as currently in force, all material membership interest records, and the corporate minute books of the Company have been made available to Purchaser.

3.10 Compliance with Laws (Company). The Company possesses and is in compliance with all permits or licenses required by Law in connection with the operation of its business or the ownership, use or operation of its property and assets. The Company has conducted and currently conducts its business and the ownership, use and operation of its property and assets in compliance with all Laws. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review, charge or proceeding is pending or threatened, nor does there exist any basis for any of the foregoing, with respect to any actual or alleged violation of any applicable Law by the Company or otherwise related to the ownership, use or operation of the Company’s property or assets or the consummation of the transactions contemplated hereby.

3.11 Compliance with Laws (Seller). Seller possesses and is in compliance with all permits or licenses required by Law in connection with the operation of its business or the ownership, use or operation of its property and assets, the noncompliance with which would have a material adverse effect upon Seller. Seller has conducted and currently conducts its business and the ownership, use and operation of its property and assets in compliance with all Laws, the noncompliance with which would have a material adverse effect upon Seller. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review, charge or proceeding is pending or, to the knowledge of Seller, threatened, nor to the knowledge of Seller, does there exist any basis for any of the foregoing, with respect to any actual or alleged violation of any applicable Law by Seller, in each case which would be reasonably expected to have a material adverse effect upon Seller or the consummation by Seller of the transactions contemplated hereby

3.12 Litigation and Claims. There is no action, suit, grievance, claim, investigation, litigation or proceeding pending or threatened by any Person relating to the Company, its business, any of its property or assets, or otherwise related to the ability of Seller or the Company to consummate the transactions contemplated hereby, nor is there any basis for any of the foregoing. There are no outstanding judgments, decrees, awards or orders against the Company, its business, any of its property or assets or otherwise related to the ability of Seller or the Company to consummate the transactions contemplated hereby. There is no action, suit, grievance, claim, investigation, litigation or proceeding pending or, to the knowledge of Seller, threatened by any Person relating to the Seller, its business, any of its property or assets, which will adversely affect or interfere with the ability of Seller to consummate the transactions contemplated hereby, nor is there any basis for any of the foregoing. There are no outstanding judgments, decrees, awards or orders against Seller, its business, or any of its property or assets which relates to Seller’s ability to consummate the transactions contemplated hereby.

3.13 Employees; Benefit Plans. At no time prior to the Closing has the Company had any employees, nor has the Company participated in, sponsored or otherwise offered any benefits, benefit plans or benefit programs to any employees or other Persons.

3.14 No Implied Representations. Except as expressly set forth herein or in the Restated Operating Agreement, Seller makes no representations or warranties of any kind to Purchaser or the Company.

3.15 Brokers or Finders. None of Seller, the Company or any of their affiliates have engaged or otherwise dealt with any broker, finder or other Person in connection with this Agreement or the transactions contemplated hereby that will result in or has resulted in Purchaser becoming liable for any commission, fee, or similar payment for arranging the transactions contemplated hereby or introducing the Parties to each other.

3.16 Full Disclosure. No representation or warranty made by Seller or the Company in this Agreement, in any Seller Document or in the Restated Operating Agreement, and no written statement contained in any exhibit, certificate or schedule delivered by Seller or the Company to Purchaser at the Closing, contains any materially untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Kansas, and has all requisite power and authority to own, lease and operate its properties and assets as now owned, leased and operated and to carry on its business as and where presently conducted. Purchaser is qualified or licensed to do business and in good standing in each jurisdiction where required.

4.2 Authorization and Enforceability. Purchaser has the full power and authority to make, execute, deliver and perform this Agreement, the Purchase Documents and the Restated Operating Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Purchase Documents and the Restated Operating Agreement, and the consummation of the transactions contemplated hereby and thereby, by Purchaser have been duly authorized, duly executed and delivered by Purchaser, and this Agreement, the Purchase Documents and the Restated Operating Agreement constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.3 No Violation. The execution, delivery and performance of this Agreement, the Purchase Documents and the Restated Operating Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a default under (a) any of the organizational documents of Purchaser, (b) any resolution of the governing body or stockholders of Purchaser, (c) any right or interest in favor of any other Person, (d) any agreement, contract, instrument, commitment or understanding to which Purchaser is a party or by which any of its assets may be bound or affected, (e) any judgment, decree or order of any court, arbiter, or Governmental Authority, or (f) any applicable Law.

4.4 Consents. Except for the Embraer Consent and the Assignment Document, no consent, approval or authorization of, registration or filing with, or notice to, any Person is required by Purchaser in connection with (a) the execution and delivery of this Agreement, the Purchase Documents or the Restated Operating Agreement, or (b) the consummation and performance by Purchaser of the transactions contemplated hereby or thereby.

4.5 Litigation and Claims. There is no action, suit, grievance, claim, investigation, litigation or proceeding pending or, to the knowledge of Purchaser, threatened by any Person relating to the Purchaser, its business, any of its property or assets, which will adversely affect or interfere with Purchaser’s ability to consummate of the transactions contemplated hereby, nor is there any basis for any of the foregoing. There are no outstanding judgments, decrees, awards or orders against Purchaser, its business, or any of its property or assets which relates to Purchaser’s ability to consummate the transactions contemplated hereby.

4.6 Compliance with Laws. Purchaser possesses and is in compliance with all permits or licenses required by Law in connection with the operation of its business or the ownership, use or operation of its property and assets, the noncompliance with which would have a material adverse effect upon Purchaser. Purchaser has conducted and currently conducts its business and the ownership, use and operation of its property and assets in compliance with all Laws, the noncompliance with which would have a material adverse effect upon Purchaser. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, review, charge or proceeding is pending or, to the knowledge of Purchaser, threatened, nor to the knowledge of Purchaser, does there exist any basis for any of the foregoing, with respect to any actual or alleged violation of any applicable Law by Purchaser, in each case which would be reasonably expected to have a material adverse effect upon Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

4.7 No Implied Representations. Except as expressly set forth herein or in the Restated Operating Agreement, Purchaser makes no representations or warranties of any kind to Seller or the Company.

4.8 Brokers or Finders. None of Purchaser nor any of its affiliates have engaged or otherwise dealt with any broker, finder or other Person in connection with this Agreement or the transactions contemplated hereby that will result in or has resulted in Seller or the Company becoming liable for any commission, fee, or similar payment for arranging the transactions contemplated hereby or introducing the Parties to each other.

4.9 Full Disclosure. No representation or warranty made by Purchaser in this Agreement, in any Purchaser Document or in the Restated Operating Agreement, and no written statement contained in any exhibit, certificate or schedule delivered by Purchaser to Seller or the Company at the Closing, contains any materially untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
CERTAIN COVENANTS

5.1 Confidentiality. Subject to the provisions of Section 5.2 below, Seller and Purchaser shall keep confidential and not use, and shall cause their affiliates to keep confidential and not use, any and all information disclosed to such Party in connection with the transactions contemplated hereby which relates to the other Party’s property, assets, financial condition or business, except as specifically, and only to the extent, required by applicable Law or administrative or legal process, or to the extent such information has become publicly available; it being understood that each Party will notify the other Party in writing at least five business days (to the extent possible) prior to any proposed disclosure of such information in order to enable such other Party to seek an appropriate protective order.

5.2 Press Release; Securities and Exchange Commission Filings. The Parties shall mutually agree upon any press release or other publicity concerning this Agreement or the transactions contemplated hereby; provided that the foregoing shall not prohibit Seller from making any required disclosure to or filing with the Securities and Exchange Commission. In the event that Embraer terminates the Purchase Documents solely due to the failure by Seller to comply with its obligations in Section 11 of the Assignment Document, the Purchase Price shall be reimbursed to Purchaser. In the event that Embraer terminates the Purchase Documents solely due to the failure by Purchaser to comply with its obligations in Section 11 of the Assignment Document, the Purchase Price paid to Seller shall be forfeited by Purchaser. This provision shall survive closing and execution and delivery of the Restated Operating Agreement.

5.3 Further Assurances. The Parties shall execute such further documents and perform such further acts as may be necessary to fully comply with the terms of this Agreement and to consummate the transactions contemplated hereby.

ARTICLE VI
CONDUCT PRIOR TO CLOSING

6.1 General. The Parties have the rights and obligations with respect to the period between the date hereof and the Closing set forth below in this ARTICLE VI.

6.2 Seller and Company Obligations. Except as otherwise expressly provided herein, Seller and Company shall (a) give to Purchaser all information regarding the Company or, as it relates to the Embraer Contracts and the transactions contemplated by this Agreement, the Seller, as Purchaser may reasonably request, (b) cause the Company to not carry on any business, acquire any assets or incur any liabilities, except for the Embraer Contracts as contemplated herein (c) obtain all consents, assignments, authorizations and approvals necessary for Seller and the Company to consummate in full the transactions contemplated by this Agreement, (d) cause the Company to not amend its organizational documents or make any change in its authorized or issued membership interests; and (e) cause the Company to not sell, transfer or otherwise dispose of any property. Furthermore, neither Seller nor the Company shall take or omit to take any action that would cause any of the representations or warranties of Seller and/or the Company set forth herein to be inaccurate.

6.3 Purchaser’s Obligations. Purchaser (a) shall obtain all consents, assignments, authorizations and approvals necessary for Purchaser to consummate in full the transactions contemplated by this Agreement, and (b) shall not take or omit to take any action that would cause any of the representations or warranties of Purchaser set forth herein to be inaccurate.

6.4 Joint Obligations.

(a) Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable; and

(b) Upon knowledge, each Party shall promptly give the other Parties written notice of the existence or occurrence of any condition (i) which would make any representation or warranty set forth herein of such Party untrue, or (ii) which might reasonably be expected to prevent the timely consummation of the transactions contemplated hereby.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to close the transactions contemplated hereby are subject to the fulfillment of all of the following conditions as of the Closing:

(a) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as if originally made on and as of the Closing;

(b) All material obligations of Purchaser to be performed hereunder (including those set forth in Section 2.5(b)) through, and including as part of, the Closing shall have been performed and complied with; and

(c) Purchaser shall have obtained all of the material consents, assignments, authorizations and approvals necessary for Purchaser to consummate in full the transactions contemplated by this Agreement, each of which shall be in form and substance acceptable to Seller.

7.2  Conditions to the Obligations of Purchaser. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions as of the Closing:

(a) The representations and warranties of Seller and/or the Company in this Agreement shall be true and correct in all material respects as if originally made on and as of the Closing;

(b) All material obligations of Seller and the Company to be performed hereunder (including those set forth in Section 2.5(a)) through, and including as part of, the Closing shall have been performed and complied with; and

(c) Seller and the Company shall have obtained all of the material consents, assignments, authorizations and approvals (including the Embraer Consent and the Assignment Document) necessary for Seller to consummate in full the transactions contemplated by this Agreement, each of which shall be in form and substance acceptable to Purchaser.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification. The Parties agree as follows:

(a) Seller and Company shall, jointly and severally, indemnify, defend, protect and hold harmless Purchaser and its shareholders, directors, officers and affiliates from and against any and all Damages arising out of, resulting from or related to (i) any misrepresentation or any breach, violation or non-compliance with respect to any representation, warranty, covenant, agreement or obligation of Seller or the Company in this Agreement, in the Restated Operating Agreement or in any Seller Document; (ii) any liability or obligation of Seller, and (iii) except as expressly assumed by Purchaser pursuant to the terms and conditions of this Agreement or the Restated Operating Agreement, any liability or obligation of the Company arising prior to the Closing (including any liability related to the ownership, use or operation of the business, property or assets of the Company); provided, however, in each case, no property of the Company allocated to, constituting all or a portion of, or otherwise related or attributable to, Purchaser’s membership interest in the Company under the Restated Operating Agreement or otherwise shall be used in any way to satisfy the indemnification obligations of Seller and/or the Company under this Section 8.1(a). By way of example, and not by way of limitation, Seller shall have no right to contribution from the Company under this Section 8.1(a) or otherwise out of the property allocated to Purchaser’s membership interest under the Restated Operating Agreement.

(b) Purchaser shall indemnify, defend, protect and hold harmless Seller and its stockholders, directors, officers and other affiliates from and against any and all Damages arising out of, resulting from or related to (i) any misrepresentation or any breach, violation or non-compliance with respect to any representation, warranty, covenant, agreement or obligation of Purchaser in this Agreement or in any Purchaser Document; (ii) any liability or obligation of Purchaser, and (iii) except as expressly retained or assumed by Seller pursuant to the terms and conditions of this Agreement or the Restated Operating Agreement, any liability or obligation of the Company arising subsequent to the Closing (including any liability related to the ownership, use or operation of the business, property or assets of the Company); provided, however, in each case, no property of the Company allocated to, constituting all or a portion of, or otherwise related or attributable to, Seller’s membership interest in the Company under the Restated Operating Agreement or otherwise shall be used in any way to satisfy the indemnification obligations of Purchaser under this Section 8.1(b). By way of example, and not by way of limitation, Purchaser shall have no right to contribution from the Company under this Section 8.1(b) or otherwise out of the property allocated to Seller’s membership interest under the Restated Operating Agreement.

(c) For purposes of this Agreement, “Damages” shall mean any and all losses, liabilities, damages, governmental penalties, obligations, awards, fines, deficiencies, and interest, and any actions, demands, claims, proceedings, judgments, costs, expenses, fees and costs and expenses to mitigate or otherwise reduce or eliminate any loss or expense (including reasonable attorneys’ fees, court costs and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) resulting from, arising out of or incident to (i) any of the foregoing indemnifiable items in Sections 8.1(a) and 8.1(b), or (ii) incident to the enforcement of this Agreement.

ARTICLE IX
TERMINATION

9.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated prior to the Closing:

(a)  by the mutual written consent of Seller and Purchaser; or

(b) by prompt notice given in accordance with Section 10.1, by either Purchaser or Seller, if the Closing shall not have occurred by 11:59 p.m. on June 20, 2008; provided, however, the right to terminate this Agreement under this Section 9.1 (b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur.

Upon any such termination, the Deposit shall be returned to Purchaser by the Escrow Agent, and Seller shall, within two (2) business days, pay and reimburse Purchaser the Aircraft Advance Deposit, unless such failure of the Closing to occur by June 20, 2008 is due to the failure of Purchaser to fulfill its obligations under this Agreement. For clarification, should any of the conditions to Purchaser’s obligations as set forth in Section 7.2 not be satisfied on or prior to June 20, 2008, then this Agreement and the transactions contemplated hereby may be terminated by Purchaser, in which event the Deposit shall be returned to Purchaser by the Escrow Agent, and Seller shall, within two (2) business days, pay and reimburse Purchaser the Aircraft Advance Deposit. In the event that Purchaser is required to take legal action to obtain return of the Deposit and/or reimbursement of the Aircraft Advance Deposit, then in addition to all other rights and remedies, Purchaser may recover from Seller and Company and Seller and Company shall jointly and severally pay Purchaser all reasonable attorney fees, court costs and other costs of collection incurred in obtaining return of the Deposit and reimbursement from Seller of the Aircraft Advance Deposit, plus interest on the outstanding unpaid balance at the rate of one and one-half percent (1½%) per month.

ARTICLE X
MISCELLANEOUS

10.1 Notices. Any notice given hereunder shall be in writing and deemed given (a) immediately upon being personally delivered or transmitted by facsimile, telecopy or other electronic transmission (if a written copy is also sent no later than the next business day otherwise in accordance with this Section 10.1), (b) three days after being deposited in the United States mail, postage prepaid, sent certified or registered with return receipt requested, or (c) by Federal Express, UPS or another nationally recognized overnight courier, and addressed as follows:

If to Purchaser:
Executive AirShare Corporation
Attn: Robert D. Taylor, Chairman and CEO
150 Richards Road, Suite 103
Kansas City, MO 64116-4270
Fax: (816) 221-7270
E-mail: btaylor@execairshare.com

With a copy to:

Robert D. Taylor
3040 W. 68
Mission Hills, KS 66208

And a copy to:

David C. Agee, Esq.
Husch Blackwell Sanders LLP
901 St. Louis, Ste. 1900
Springfield MO 65806
Fax: (417) 268-4090
Tel: (417) 268-4066
E-mail: david.agee@huschblackwell.com

If to Seller:
Avantair, Inc.
Attn: Tom F. Palmiero
4311 General Howard Drive
Clearwater, FL 33762
Fax:727-418-8628
E-mail:tpalmiero@avantair.com

10.2 Other. Any Schedules and Exhibits referred to in and attached to this Agreement are incorporated herein by reference. No Party may assign this Agreement without the consent of the other Parties. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to any conflict of law provisions). This Agreement, together with the exhibits, schedules and other agreements, certificates and documents referenced herein or to be delivered in connection herewith, constitute the entire understanding of the Parties hereto, and supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be amended except pursuant to a writing signed by all Parties. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision or of any other provision. The Parties shall be entitled to an injunction to prevent a breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any such Party may be entitled to at law or in equity. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable, and, if, for any reason, a court or other applicable arbiter finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written, and shall be construed and enforced, as so limited. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Signature Page Following]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be executed effective as of the date first written above.

EXECUTIVE AIRSHARE CORPORATION

By:	/s/ Robert D. Taylor
Name:	Robert D. Taylor
Title:	Chairman and Chief Executive Officer

AVANTAIR, INC.

By:	/s/ Steven F. Santo
Name:	Steven F. Santo
Title:	Chief Executive Officer

SHARE 100 HOLDING CO., LLC

By:	/s/ Robert D. Taylor
Name:	Robert D. Taylor
Title:	Chairman and Chief Executive Officer of Managing Member, Executive AirShare Corporation